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                                                                    EXHIBIT 8.2

                      [LETTERHEAD OF SHEARMAN & STERLING]

                                                              November 20, 1998

                         MERGER OF MIAMI MERGER CORP.
                                 WITH AND INTO
                        PEOPLES TELEPHONE COMPANY, INC.

Ladies and Gentlemen:

  We have acted as special counsel to Peoples Telephone Company, Inc., a New York corporation (the "Company") in connection with (i) the proposed merger (the "Merger") of Miami Merger Corp., a New York corporation (the "Sub") which is a wholly-owned subsidiary of Davel Holdings Inc. (the "Parent") through Parent's single-member limited liability company Davel Financing Company, L.L.C. ("Finance"), with and into the Company and (ii) the Registration Statement on Form S-4 of Parent (the "Registration Statement") relating to the Merger. The Merger will be effected pursuant to an Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of October 22, 1998 (the "Merger Agreement"), among the Parent, the Sub, the Company, Davel Communications Group, Inc., which owns all of Parent's outstanding stock, and D Subsidiary, Inc, a wholly-owned, directly held subsidiary of Finance. Unless otherwise defined, capitalized terms used herein have the meaning assigned to them in the Merger Agreement.

  In delivering our opinion, we have reviewed the Merger Agreement and the documents attached as Exhibits thereto and have assumed that the representations and warranties therein are true and correct and that the parties have complied with and, if applicable, will comply with the covenants contained therein. We have reviewed the Joint Proxy Statement/Prospectus of Parent and Company ("Joint Proxy Statement/Prospectus") (which forms a part of the Registration Statement) and have assumed that the factual statements therein are and will remain true, correct and complete. Any variation or difference in the facts from those set forth either herein or in the Registration Statement or Joint Proxy Statement/ Prospectus may affect the conclusions stated herein. In addition, we have assumed that representations will be made by the Parent and the Company in letters to us substantially in the forms attached hereto and have assumed that such representations will be true and accurate as of the Peoples Effective Time.

  Based upon the foregoing, in reliance thereon and subject thereto, and based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, and assuming that the Merger and related transactions will take place in accordance with the terms of the Merger Agreement, it is our opinion that:

  1. The Merger will be treated for United States federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code;

  2. Each of Parent, Sub and Company will be a party to the reorganization within the meaning of Section 368(b);

  3. No gain or loss will be recognized by the holders of common stock of Company ("Company Common Stock") who exchange all of their Company Common Stock solely for common stock of Parent ("Parent Common Stock") pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock);

  4. The aggregate tax basis of the Parent Common Stock received by holders of Company Common Stock who exchange all of their Company Common Stock solely for Parent Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefore (reduced by any basis amount allocable to the fractional share interest in Parent Common Stock for which cash is received);
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  5. Cash received by a holder of Company Common Stock in lieu of a fractional share interest in Parent Common Stock will be treated as received in redemption of such fractional share interest, and a holder of Company Common Stock should generally recognize capital gain or loss for federal income tax purposes measured by the difference between the amount of cash received and the portions of the tax basis of the share of Company Common Stock allocable to such fractional share interest; and

  6. The holding period of a share of Parent Common Stock received in the Merger (including fractional share interests deemed received and redeemed as described above) will include the holder's holding period in the Company Common Stock surrendered in exchange therefor.

  It is also our opinion that each of the discussions in the Joint Proxy Statement/Prospectus under the captions "SUMMARY--Federal Income Tax Considerations" and "THE TRANSACTION--Federal Income Tax Considerations," insofar as each relates to the Merger as defined herein is a fair and accurate summary of such matters. We express no opinion (i) as to whether such descriptions address all of the United States federal income tax consequences of the Merger that may be applicable to the Company, the Parent or any particular Company stockholder or (ii) as to the United States federal, state, local, foreign or other tax consequences, other than as set forth in the Joint Proxy Statement/Prospectus under the captions "SUMMARY--Federal Income Tax Considerations" and "THE TRANSACTION--Federal Income Tax Considerations." There can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

  This opinion does not address any tax consequences that might result to a stockholder in light of its particular circumstances, such as stockholders who are insurance companies or tax-exempt entities, holders who acquired the stock of Parent or Company pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Parent Common Stock or Company Common Stock as part of a hedge, straddle or conversion. In addition, this opinion does not tax consequences of the Merger under applicable foreign, state or local laws.

  No opinion is expressed as to any matter not specifically addressed above, including the accuracy of the representations or reasonableness of the assumptions relied upon by us in rendering the opinion set forth above. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon. Our opinion is based on current United States federal income tax law and administrative practice; no assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. By rendering this opinion, we do not undertake to advise you as to any future changes in United States federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so.

  This opinion has been delivered to you for the purposes set forth in Section 8.03(c) of the Merger Agreement and for the purpose of inclusion as an exhibit to the Joint Proxy Statement/Prospectus. This opinion may not be distributed or otherwise made available to any other person or entity without prior written consent; however, we consent to the filing of this opinion as an exhibit to the Joint Proxy Statement/Prospectus and to the reference to Shearman & Sterling under the captions "THE TRANSACTION--Federal Income Tax Considerations" and "LEGAL MATTERS" in the Joint Proxy Statement/Prospectus.

                                          Very truly yours,

                                          Shearman & Sterling

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